Exhibit 99.1

Crocs, Inc. Reports 2012 Second Quarter Results

Company sets record quarterly revenue and diluted earnings per share
Company raises full year EPS outlook

NIWOT, Colo.--(BUSINESS WIRE)--July 25, 2012--Crocs, Inc. (NASDAQ: CROX) today reported financial results for the second quarter ended June 30, 2012. Revenue for the second quarter of 2012 increased 12.0% to $330.9 million, over revenue of $295.6 million reported in the second quarter of 2011. This represents the highest three month revenue level in the company’s history. Net income for the second quarter 2012 was $61.5 million, or $0.68 per diluted share, compared to net income of $55.5 million, or $0.61 per diluted share, in the second quarter of 2011.

Sales growth during the quarter was driven by Asia and Americas which was partially offset by a modest decrease in Europe. Geographically, revenue increased 10.9% for the Americas, increased 20.5% for Asia and decreased 5.2% for Europe.

From a channel perspective, wholesale sales increased 7.3% to $188.5 million, over sales of $175.8 million in the second quarter of 2011. Retail sales increased 22.6% to $112.5 million, over sales of $91.8 million in the second quarter of 2011. The company ended the quarter with 484 retail store locations, which compares to 397 locations a year ago. Global same store sales for the second quarter of 2012 increased 1.8% on a currency neutral basis. Internet sales increased 6.6% to $29.9 million, over sales of $28.1 million in the second quarter of 2011.

John McCarvel, President and Chief Executive Officer, stated: “We’re pleased with our ability to deliver profitability that exceeded our second quarter projections despite some challenges in certain areas of our business. Conditions in Europe, including currency headwinds, and slower than expected retail sales in the Americas resulted in slightly lower growth than expected. We are very encouraged by continued strong growth of Asia, sell through of our products in key wholesale accounts, our international retail performance, all driven by customer enthusiasm for our new products.”

Margins

Gross profit for the second quarter of 2012 increased 15.2% to $196.1 million, or 59.3% as a percentage of sales, from $170.2 million, or 57.6% as a percentage of sales in the same period last year. Selling, General, & Administrative expenses (SG&A) increased 15.0% to $124.7 million versus $108.5 million a year ago. As a percentage of sales, SG&A was 37.7% compared to 36.7% in the second quarter of 2011.

Balance Sheet

Cash and cash equivalents at June 30, 2012 increased 54.9% to $278.8 million compared to $180.0 million at June 30, 2011. Inventories at June 30, 2012 were $166.0 million, up 6.1% compared to inventories at June 30, 2011 of $156.5 million.

Backlog

Backlog at June 30, 2012 increased 2.7% to $172.6 million compared to backlog of $168.1 million at June 30, 2011. On a constant currency basis, backlog is up approximately 6% over 2011.

Guidance

For the third quarter of 2012, the Company expects revenue of $300 million and diluted earnings per share to be between $0.42 and $0.44.

John McCarvel, continued: “Based on our year to date results, the increasing count of retail stores and the strength of our wholesale business, we are projecting that we will finish 2012 with US dollar revenue growth of about 14% over 2011, which on a constant currency growth represents 17.5%, inline with our previous guidance. For the first half of the year, we earned $0.99 per diluted share and we now project earnings to be between $1.50 and $1.54 per diluted share for the full year. We believe the diversification in our business model, global presence and product breadth provides the platform for continued sales growth and earnings expansion.”

Conference Call Information

A conference call to discuss Crocs’ 2012 second quarter financial results is scheduled for today (July 25, 2012) at 5:00 PM Eastern Time. A webcast of the call will take place simultaneously and can be accessed by clicking the ‘Investor Relations’ link under the Company section on www.crocs.com or at www.earnings.com. To listen to the broadcast, your computer must have Windows Media Player installed. If you do not have Windows Media Player, go to www.earnings.com prior to the call, where you can download the software for free.

About Crocs, Inc.

Celebrating its 10th anniversary in 2012, Crocs, Inc. is a world leader in innovative casual footwear for men, women and children. Crocs offers several distinct shoe collections with more than 300 four-season footwear styles. All Crocs™ shoes feature Croslite™ material, a proprietary, revolutionary technology that gives each pair of shoes the soft, comfortable, lightweight, non-marking and odor-resistant qualities that Crocs fans know and love. Crocs fans “Get Crocs Inside” every pair of shoes, from the iconic clog to new sneakers, sandals, boots and heels. Since its inception in 2002, Crocs has sold more than 200 million pairs of shoes in more than 90 countries around the world. The brand celebrated reaching $1 billion in annual sales in 2011.

Visit www.crocs.com for additional information.

Forward-looking statements

The matters regarding the future discussed in this news release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding future revenue and earnings, backlog, future orders, prospects and product pipeline. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: macroeconomic issues, including, but not limited to, the current global financial conditions; the effect of competition in our industry; our ability to effectively manage our future growth or declines in revenue; changing fashion trends; our ability to maintain and expand revenues and gross margin; our ability to accurately forecast consumer demand for our products; our ability to develop and sell new products; our ability to obtain and protect intellectual property rights; the effect of potential adverse currency exchange rate fluctuations and other international operating risks; our ability to open and operate additional retail locations; and other factors described in our most recent annual report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission. Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.

CROCS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ thousands, except per share data)	2012	2011	2012	2011
Revenues	$330,942	$295,585	$602,740	$522,293
Cost of sales	134,857	125,367	261,856	232,869
Gross profit	196,085	170,218	340,884	289,424
Selling, general and administrative expenses	124,718	108,486	229,009	198,097
Asset impairment	106	-	819	32
Income (loss) from operations	71,261	61,732	111,056	91,295
Foreign currency transaction (gains) losses, net	(1,627)	(2,623)	2,649	(1,252)
Other (income) expense, net	(1,069)	(664)	(1,668)	(649)
Interest expense	132	241	179	429
Income (loss) before income taxes	73,825	64,778	109,896	92,767
Income tax expense (benefit)	12,301	9,272	20,026	15,757
Net income (loss)	$61,524	$55,506	$89,870	$77,010
Net income (loss) per common share:
Basic	$0.68	$0.62	$1.00	$0.87
Diluted	$0.68	$0.61	$0.99	$0.85

CROCS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,	June 30,
($ thousands, except number of shares)	2012	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$278,827	$257,587	$179,979
Accounts receivable, net of allowances of $18,858, $15,508 and $13,528, respectively	132,331	84,760	115,651
Inventories	166,013	129,627	156,464
Deferred tax assets, net	7,809	7,047	13,822
Income tax receivable	4,133	5,828	10,620
Other receivables	22,938	20,295	17,127
Prepaid expenses and other current assets	27,654	20,199	20,292
Total current assets	639,705	525,343	513,955
Property and equipment, net	68,585	67,684	69,337
Intangible assets, net	47,360	48,641	48,164
Deferred tax assets, net	30,849	30,375	32,429
Other assets	29,221	23,410	19,629
Total assets	$815,720	$695,453	$683,514

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$62,965	$66,517	$66,186
Accrued expenses and other current liabilities	86,336	76,506	71,269
Deferred tax liabilities, net	3,480	2,889	15,337
Income taxes payable	21,781	8,273	16,076
Bank borrowings and capital lease obligations - current	61	1,118	3,257
Total current liabilities	174,623	155,303	172,125
Long term income tax payable	41,945	41,665	35,429
Other liabilities	15,472	6,705	6,955
Total liabilities	232,040	203,673	214,509

Commitments and contingencies (Note 11)
Stockholders’ equity:
Preferred shares, par value $0.001 per share, 5,000,000 shares authorized, none outstanding	—	—	—
Common shares, par value $0.001 per share, 250,000,000 shares authorized, 90,727,610 and 90,205,424 shares issued and outstanding, respectively, at June 30, 2012; 90,306,432 and 89,807,146 shares issued and outstanding, respectively, at December 31, 2011; and 89,919,925 and 89,390,187 shares issued and outstanding, respectively, at June 30, 2011	91	90	90
Treasury stock, at cost, 522,186, 499,286 and 529,738 shares, respectively	(19,930)	(19,759)	(21,213)
Additional paid-in capital	301,262	293,959	286,968
Retained earnings	292,538	202,669	166,891
Accumulated other comprehensive income	9,719	14,821	36,269
Total stockholders’ equity	583,680	491,780	469,005
Total liabilities and stockholders’ equity	$815,720	$695,453	$683,514

	Three Months Ended			Constant	Six Months Ended			Constant
	June 30,			Currency	June 30,			Currency
($ thousands)	2012	2011	% Change	% Change (1)	2012	2011	% Change	% Change (1)
Channel revenues:
Wholesale:
Americas	62,369	55,535	12.3%	14.9%	131,425	117,423	11.9%	13.7%
Asia	93,620	83,594	12.0%	11.5%	172,515	140,448	22.8%	21.8%
Europe	32,490	36,496	(11.0%)	(0.5%)	75,107	82,263	(8.7%)	(1.6%)
Other businesses	47	125	(62.4%)	(57.6%)	172	184	(6.5%)	(1.6%)
Total Wholesale	$188,526	$175,750	7.3%	10.1%	$379,219	$340,318	11.4%	13.3%
Consumer-direct:
Retail
Americas	54,952	50,574	8.7%	9.3%	90,498	78,997	14.6%	15.1%
Asia	48,359	34,912	38.5%	40.9%	68,941	49,056	40.5%	41.9%
Europe	9,163	6,264	46.3%	58.7%	13,608	9,183	48.2%	58.3%
Total Retail	112,474	91,750	22.6%	24.7%	173,047	137,236	26.1%	27.5%
Internet
Americas	17,290	15,286	13.1%	13.3%	29,995	25,185	19.1%	19.3%
Asia	4,878	3,394	43.7%	44.7%	7,425	5,019	47.9%	47.1%
Europe	7,774	9,405	(17.3%)	(7.1%)	13,054	14,535	(10.2%)	(2.0%)
Total Internet	29,942	28,085	6.6%	10.3%	50,474	44,739	12.8%	15.5%
Total Revenues	$330,942	$295,585	12.0%	14.6%	$602,740	$522,293	15.4%	17.2%

	Three Months Ended			Constant	Six Months Ended			Constant
	June 30,			Currency	June 30,			Currency
($ thousands)	2012	2011	% Change	% Change (1)	2012	2011	% Change	% Change (1)
Regional Revenue:
Americas	134,611	121,395	10.9%	12.4%	251,918	221,605	13.7%	14.8%
Asia	146,857	121,900	20.5%	20.9%	248,881	194,523	27.9%	27.5%
Europe	49,427	52,165	(5.2%)	5.4%	101,769	105,981	(4.0%)	3.5%
Other businesses	47	125	(62.4%)	(57.6%)	172	184	(6.5%)	(1.6%)
Total Revenues	$330,942	$295,585	12.0%	14.6%	$602,740	$522,293	15.4%	17.2%
(1) Current period results have been restated using 2011 average foreign exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

Company-operated retail locations:	June 30, 2011	December 31, 2011	Opened	Closed	June 30, 2012
Geography:
Americas	192	197	15	(15)	197
Asia	175	198	55	(20)	233
Europe	30	35	19	-	54
Total company-operated retail locations	397	430	89	(35)	484
Type:
Kiosk	66	57	2	(14)	45
Store in Store	97	101	23	(16)	108
Retail stores	153	180	44	(4)	220
Outlet stores	81	92	20	(1)	111
Total company-operated retail locations	397	430	89	(35)	484

	Constant Currency		Constant Currency
	Three Months Ended		Six Months Ended
Comparable store sales growth (1)	June 30, 2012 (2)		June 30, 2012 (2)
Americas	(1.2)%		2.6%
Asia	5.2		6.5
Europe	9.5		13.3
Total	1.8%		4.6%
(1) Comparable store status is determined on a monthly basis. Comparable store sales begin in the thirteen month of a store's operation. Stores in which selling square footage has changed more than 15% as a result of a remodel, expansion or reduction are excluded until the thirteenth month they have comparable prior year sales. Temporarily closed stores are excluded from the comparable store sales calculation during the month of closure. Locations closures in excess of three months are excluded until the thirteen month post re-opening.
(2) Current period results have been restated using 2011 average foreign exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

CONTACT:
Investor:
Kevin Kim/Crocs, Inc.
303-848-7000
kkim@crocs.com
Brendon Frey/ICR, Inc.
203-682-8200
brendon.frey@icrinc.com
or
Media:
Katy Lachky/Crocs, Inc.
303-848-7000
klachky@crocs.com